UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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MICREL, INCORPORATED
(Name of Registrant as Specified in Its Charter)

Obrem Capital Offshore Master, L.P. Obrem Capital (QP), L.P. Obrem Capital Management, LLC Obrem Capital (GP), LLC Andrew Rechtschaffen
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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OBREM CAPITAL MANAGEMENT, LLC CALLS
SPECIAL MEETING OF SHAREHOLDERS OF
MICREL, INCORPORATED
_________________________

Obrem Capital Management, LLC, together with Obrem Capital (GP), LLC, Obrem Capital Offshore Master, L.P., Obrem Capital (QP), L.P. and Andrew Rechtschaffen (collectively the “Obrem Entities” or “Obrem”) are the holders of 10,720,690, approximately 14.9%, of the issued and outstanding common shares, par value $0.01 per shares (the “Shares”) of Micrel, Incorporated (“Micrel” or the “Company”).  By letter dated March 25, 2008 and in accordance with the procedures set forth in the Company’s amended and restated by-laws, the Obrem Entities have requested that the Company call a special meeting of shareholders for the purpose of (i) removing the Company’s five current directors and (ii) electing the six directors nominated by Obrem (the “Nominees”) to Micrel’s board of directors.

Background to Obrem’s Nominations and Call for a Special Meeting of Shareholders

Set forth below is the background of the events leading up to Obrem’s call for a special meeting of Shareholder and nomination of its Nominees to replace Micrel’s existing Board:

•	Obrem began researching opportunities in the analog semiconductor industry in June 2007.

•	The Obrem Entities made their first investment in the common shares (the “Shares”) of Micrel in February 2008.

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On March 12, 2008, the Obrem Entities filed a Schedule 13D indicating that they had acquired 9.6% of the outstanding Shares.  In addition, on the same date the Obrem Entities sent a letter (the “March 12 Letter”) to Micrel’s current board of directors (the “Board”) outlining the Company’s underperformance relative to its peer group and its own historical performance, as well as its inability to create permanent shareholder value.  The Obrem Entities provided an analysis that Micrel’s competitive challenges are rooted in its sub-scale size, which could best be addressed by a sale to a larger competitor.  The Obrem Entities set forth in the March 12 Letter their willingness to have discussions with the Board to address their concerns.  Specifically, Obrem requested (i) a meeting with the Board as soon as possible, (ii) the formation of a special committee to examine how to maximize shareholder value, and (iii) a response from management or the Board within a week.

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On March 19, 2008, Micrel’s General Counsel, Vince Tortolano called Mr. Rechtschaffen.  Mr. Tortolano indicated that the Company had intended to respond to Obrem earlier and was interested in engaging in discussions with Obrem, but was unable to do so due to personal reasons for one of the members of the Board.  Mr. Tortolano indicated that Micrel would contact Obrem the week of March 24th.

•	On March 20, 2008, the Obrem Entities filed an amended Schedule 13D. In this filing Obrem included a copy of the March 12 Letter.

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On the morning of March 25, 2008, Micrel issued a press release in which the Company reported that its Board had adopted a limited duration shareholder rights plan, which is commonly referred to as a “poison pill”.  In the press release, Micrel stated that it reviews its strategy on a regular basis, but made no indication of any intent to form a special committee to examine ways to create permanent shareholder value.  Micrel noted, “There is no assurance that any action will be taken as a result of this review.”

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In response to Micrel’s actions, on the afternoon of March 25, 2008, Obrem sent a private letter (the “March 25 Letter”) to Micrel’s management and the Board in accordance with the Company’s amended and restated bylaws, calling a special meeting of shareholders for the purpose of, among other items, replacing the members of the current Board with the Nominees and the rescission of the shareholders rights plan.  This response reflected Obrem’s concerns that not only was Micrel’s management not interested in engaging in dialog, but it was implementing new policies that could serve to detract from shareholder value, and that it did not seem focused on taking any significant actions to maximize shareholder value.

Obrem is seeking to remove the current Directors and to elect its Nominees at a special meeting of shareholders of the Company.  Obrem believes the current Directors have failed to create permanent value for shareholders and are not willing to take the necessary steps to do so going forward.  In their place, Obrem encourages the election of its Nominees, who are committed to maximizing shareholder value, including immediately pursuing a sale of Micrel to a strategic buyer.

  Obrem believes that the followings factors support its belief that the appointment of its Nominees are in the best interest of all shareholders of Micrel:

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Micrel’s Financial Performance Has Been Unsatisfactory.  Micrel’s revenue and EPS growth has lagged its peers and the industry.  Operating margins are at the low end of the peer group range, and are also below the Company’s own historical levels.

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Micrel’s Stock Price Performance Has Been Unsatisfactory and Management Has Failed to Create Permanent Shareholder Value.  Shares of Micrel have underperformed peers and trade lower than they did ten years ago.

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Micrel Faces Substantial Operational Challenges as a Standalone Public Company.  Micrel has a significantly underutilized manufacturing facility, a bloated operating expense structure, and a demonstrated inability to accurately forecast its business.

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The Analog Market Is Ripe for Consolidation and Micrel Is Viewed as an Attractive Asset.  While the analog sector is ripe for consolidation and Micrel is widely viewed as an attractive acquisition candidate, the perception of an entrenched management, including Ray Zinn’s significant ownership stake and position on the Board, has deterred potential acquirers.

•	Significant Value Can Be Created Through a Sale of Micrel. Obrem believes that a larger acquirer could dramatically reduce costs at Micrel, unlocking significant value.

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Obrem Questions the Company’s Recent Corporate Governance Practices and Actions. Obrem has concerns with Micrel’s corporate governance, including the adoption of a “poison pill” in March 2008.  Obrem is disappointed in the double standard Micrel has chosen to employ in granting rights to management not granted to other shareholders.

  Obrem has nominated six highly qualified nominees who, if elected, will constitute the Board.  The Nominees have substantial financial, managerial, and operational experience in the semiconductor industry that will enable them to maximize shareholder value.  In the event a third-party acquisition proposal is not promptly consummated, the Nominees have the right mix of leadership and relevant industry experience to oversee the strategic direction of Micrel.  The Obrem Nominees are:

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Keith R. Gollust has over 30 years of investment experience.  Along with Paul Tierney, Mr. Gollust is a founding partner of Gollust, Tierney and Oliver, a private investment firm founded in 1978.  Mr. Gollust has a record of enhancing and creating permanent shareholder value matched by few in the investment industry, across a variety of sectors.  Mr. Gollust also has significant managerial experience, including his current position as Chairman of the Board of Synta Pharmaceuticals.

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Keith Kolerus has 40 years of semiconductor industry experience.  At National Semiconductor, Mr. Kolerus was on the company’s management committee from 1990 to 1998, and headed the company’s business in Japan from 1993 to 1998.  Mr. Kolerus was recently Chairman of ACI Electronics, a semiconductor distribution company, which he grew from 2003 to 2008, before selling it to Arrow Electronics earlier this year for $60 million.  Mr. Kolerus also serves on the Board of Agilysys.

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Bill Bradford has over 20 years of semiconductor industry experience.  He ran the sales and marketing organizations for two global semiconductor companies, Freescale Semiconductor and ON Semiconductor.  He has extensive experience in restructuring and improving semiconductor sales organizations.

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Andrew Rechtschaffen is the founder and Managing Member of Obrem Capital Management, LLC.  Mr. Rechtschaffen was a Managing Director at Citadel Investment Group and, prior to that, a Managing Member at Greenlight Capital, LLC a $5bn value-focused investment firm.  Prior to Greenlight, Mr. Rechtschaffen was an Associate in the Investment Banking division at Morgan Stanley, focusing on mergers and acquisitions.

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Eric Gomberg is a Senior Investment Analyst at Obrem Capital Management, LLC.  Prior to Obrem Capital Management, LLC, Mr. Gomberg researched technology companies for almost 10 years.  Most recently he was a Managing Director and a founding member of the research department of Thomas Weisel Partners, where he was the Senior Semiconductor Analyst.  Mr. Gomberg covered leading analog companies and has a wide range of contacts within the semiconductor industry.

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Ben Goren has 18 years of financial advisory and investment experience.  Mr. Goren is a Principal at GCG Capital where he provides strategic advisory services for management buyouts, capital raises and organizational restructuring.  Mr. Goren has provided operational advisory and valuation services in a variety of industries, including semiconductors.

The Obrem Entities believe the election of the Nominees represents the best means for shareholders to maximize the present value of their Shares.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Obrem Capital Management, LLC together with the other Participants (as defined below), intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying proxy card to be used to solicit proxies for the election of their slate of director nominees to the board of directors of Micrel, Incorporated (“Micrel”).

OBREM STRONGLY ADVISES ALL SHAREHOLDERS OF MICREL TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY STATEMENT WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

The participants in the proxy solicitation are anticipated to be Obrem Capital Management, LLC, Obrem Capital (GP), LLC, Obrem Capital Offshore Master, L.P., Obrem Capital (QP), L.P., Andrew Rechtschaffen, Keith R. Gollust, Keith Kolerus, Bill Bradford, Eric Gomberg, and Ben Goren (collectively, the “Participants”). Obrem Capital (GP), LLC serves as general partner and Obrem Capital Management, LLC serves as investment manager of Obrem Capital Offshore Master, L.P. and Obrem Capital (QP), L.P.  Andrew Rechtschaffen is the managing member of Obrem Capital (GP), LLC and Obrem Capital Management, LLC.  As of the date of this filing, Obrem Capital Management, LLC, Obrem Capital (GP), LLC and Andrew Rechtschaffen may be deemed to be the beneficial owner of 10,720,690 Shares, or 14.9% of the Shares, of Micrel based upon the 71,753,339 Shares outstanding as of February 25, 2008, according to the Micrel's most recent Form 10-K.  As of the date of this filing, Obrem Capital Offshore Master, L.P. may be deemed to be the beneficial owner of 6,124,202 Shares or 8.5% of the Shares of Micrel. As of the date of this filing, Obrem Capital (QP), L.P. may be deemed to be the beneficial owner of 4,596,488 Shares or 6.4% of the Shares of Micrel.